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As filed with the Securities and Exchange Commission on December 14, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POLYMER GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	57-1003983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4055 Faber Place Drive, Suite 201 North Charleston, South Carolina (Address of Principal Executive Offices)	29405 (Zip Code)
2004 Restricted Stock Plan for Directors (Full title of the plan)
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Willis C. Moore III Chief Financial Officer 4055 Faber Place Drive, Suite 201 North Charleston, South Carolina 29405 (843) 329-5151
Copy to:
H. Kurt von Moltke, P.C. Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Class A Common Stock, par value $0.01 per share	16,000 shares	$13.50(2)	$216,000	$25.42

Class A Common Stock, par value $0.01 per share	1,640 shares	$13.40(3)	$21,976	$2.59

Class A Common Stock, par value $0.01 per share	182,360 shares	$ 17.00(4)	$3,100,120	$364.88

(1)
Represents 200,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), to be issued pursuant to the 2004 Restricted Stock Plan for Directors. Pursuant to Rule 416, this Registration Statement shall be deemed to cover any additional shares of Class A Common Stock which may be issuable pursuant to the antidilution provisions of the Plan.

(2)
Estimated pursuant to Rule 457(h) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the price at which shares of restricted stock were granted under the plan on March 31, 2004.

(3)
Estimated pursuant to Rule 457(h) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the price at which shares of restricted stock were granted under the plan on July 20, 2004.

(4)
Estimated pursuant to Rule 457(h) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the average of the high and low prices reported for the shares on the Over-the-Counter Bulletin Board on December 7, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.    Plan Information.

        The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the "Commission"), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

        Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the Polymer Group, Inc. 2004 Restricted Stock Plan for Directors (the "Plan"), will be available without charge by contacting Polymer Group, Inc., 4055 Faber Place Drive, Suite 201, North Charleston, South Carolina 29405, (843) 329-5151, Attention: Corporate Secretary.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents, which have been filed by Polymer Group, Inc. (the "Company") with the Commission, are incorporated in this Registration Statement by reference:

          (a)   The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2004.

          (b)   The Company's Current Reports on Form 8-K dated October 5, 2004, June 29, 2004, June 4, 2004 and April 30, 2004.

          (c)   The Company's Quarterly Reports on Form 10-Q for the quarters ended April 3, 2004, July 3, 2004 and October 2, 2004.

          (d)   The description of the Company's Class A Common Stock, par value $0.01 per share, included in Item 1 of the Company's Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on March 6, 2003 (Registration No. 000-50198).

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities. Not applicable.

Item 5.    Interests of Named Experts and Counsel. Not applicable.

Item 6.    Indemnification of Directors and Officers.

        The Company is incorporated under the laws of the State of Delaware. Its Amended and Restated Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), that, to the fullest extent permitted by the DGCL, no director of the Company will be personally liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty as a director. Consequently, no director of the Company will be personally liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty as a director, except for liability:

          (a)   for any transaction from which the director derives an improper personal benefit;

          (b)   for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

          (c)   for any improper payment of dividends or redemption of shares; or

          (d)   for any breach of the director's duty of loyalty to the Company or its stockholders.

        The Amended and Restated Bylaws of the Company further provide, as permitted by Section 145 of the DGCL, that each person who was, is or is threatened to be made a party to or is otherwise involved with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another company or other enterprise (an "indemnitee"), will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys' fees), reasonably incurred or suffered by such indemnitee in connection therewith. This right of indemnification includes the obligation of the Company to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification. The Company may also, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

        Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person's status as such, whether or not the Company would otherwise have the power to indemnify such person under Section 145 of the DGCL.

        The Amended and Restated Bylaws of the Company provide that the Company may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under the DGCL.

        All of the directors and officers of the Company are covered by insurance policies maintained and held in effect by the Company against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

Item 7.    Exemption from Registration Claimed. Not applicable.

Item 8.    Exhibits.    An Exhibit Index is located at page 6.

Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 99.1 of the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2003.
4.2	Amended and Restated Bylaws of the Company.
4.3	The Polymer Group, Inc. 2004 Restricted Stock Plan for Directors.
5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of Class A Common Stock being registered hereby.
23.1	Consent of Ernst & Young LLP with respect to the financial statements of the Company for the year ended January 3, 2004.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

Item 9.    Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

            (1)   (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (ii)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (iii)  to reflect in the prospectus any facts or events arising after the effective date of Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

              (iv)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

            (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Charleston, State of South Carolina, on December 14, 2004.

Polymer Group, Inc.
By:	/s/ JAMES L. SCHAEFFER James L. Schaeffer Chief Executive Officer
By:	/s/ WILLIS C. MOORE III Willis C. Moore III Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 14, 2004.

Signature	Title

/s/ WILLIAM B. HEWITT William B. Hewitt	Chairman of the Board of Directors
/s/ PEDRO ARIAS Pedro Arias	Director
/s/ RAMON BETOLAZA Ramon Betolaza	Director
/s/ LAP WAI CHAN Lap Wai Chan	Director
/s/ EUGENE LINDEN Eugene Linden	Director
/s/ JAMES OVENDEN James Ovenden	Director
/s/ MICHAEL WATZKY Michael Watzky	Director

EXHIBIT INDEX

Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 99.1 of the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2003.
4.2	Amended and Restated Bylaws of the Company.
4.3	The Polymer Group, Inc. 2004 Restricted Stock Plan for Directors.
5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of Class A Common Stock being registered hereby.
23.1	Consent of Ernst & Young LLP with respect to the financial statements of the Company for the year ended January 3, 2004.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

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SIGNATURES
EXHIBIT INDEX